ULURU NEWS

Contact: Company
Kerry P. Gray
President & CEO
Terry K. Wallberg
Vice President & CFO
(214) 905-5145

ULURU Inc. Announces Odd-Lot Buy Back Offer

Addison, Texas, October 30, 2007; ULURU Inc. (Amex: ULU) announced today that its Board of Directors has approved a voluntary Odd-Lot Buy Back Offer, whereby the Company will offer to purchase shares from shareholders who own less than 100 shares of common stock.  This program reflects ULURU’s desire to reduce the cost associated with stockholder recordkeeping and communications costs and the potential costs which often deter shareholders from selling small lots of stock.  The Company will pay all costs associated with the Odd-Lot Buy Back Offer.  Due to previous capital restructuring programs the Company currently has a large number of Odd-Lot shareholders which significantly increases the costs of shareholder communication.

The Company intends to mail the Odd-Lot Buy Back Offer materials to eligible shareholders on or about November 1, 2007.  The Company will manage and administer the Odd-Lot Buy Back Offer, allowing shareholders to sell shares in accordance with the terms of the program, along with Continental Stock Transfer & Trust Company who will act as the Paying Agent.

The Company will pay a per share price equal to the average of the closing market prices of the shares as reported by the American Stock Exchange during the period this voluntary program is in effect.  The Odd-Lot Buy Back Offer will run from November 1, 2007 through December 14, 2007.  Holders of fewer than 100 shares who elect to accept the offer must sell all of the shares owned by them.

The Company encourages each holder of fewer than 100 shares to make his or her own decision as to whether to sell shares in this Odd-Lot Buy Back Offer.  The Company may withdraw the offer at any time.

Inquiries about this program can be directed to the Company’s investor relations department at 214-905-5145.

About ULURU Inc.:
ULURU Inc. is an emerging specialty pharmaceutical company focused on the development of a portfolio of wound management, plastic surgery and oral care products to provide patients and consumers improved clinical outcomes through controlled delivery utilizing its innovative transmucosal delivery system and Hydrogel Nanoparticle Aggregate technology. For further information about ULURU Inc., please visit our website at www.uluruinc.com.

This press release contains certain statements that are forward-looking within the meaning of Section 27a of the Securities Act of 1933, as amended, including but not limited to statements made relating to the value of our products in the marketplaces, our ability to develop and market our technologies, commercialization of products in the marketplace and to the  future financial performance of ULURU Inc. (the "Company").  These statements are subject to numerous risks and uncertainties, including but not limited to the risk factors detailed in the Company’s Annual Report on Form 10-KSB for the year ended December 31, 2006 and other reports filed by us with the Securities and Exchange Commission.